Exhibit 99.1

December 19, 2018

Media: Peter Lucht - 781.655.2289

Investors: Ellen A. Taylor - 203.900.6854

Citizens Financial Group, Inc. Appoints Edward J. Kelly III to Board of Directors;

Art Ryan to Retire from Board in April 2019

PROVIDENCE, RI — Citizens Financial Group, Inc. (NYSE: CFG) today announced the appointment of Edward (Ned) J. Kelly III to its board of directors, effective Feb. 1, 2019. Kelly has an extensive background in financial services and has significant experience serving on U.S. boards. Kelly’s appointment will temporarily expand the Citizens Board to 14 directors. He will serve on the board’s Compensation and Human Resources Committee and Nominating and Corporate Governance Committee.

“We are pleased to welcome Ned to our board of directors,” said Chairman and Chief Executive Officer Bruce Van Saun. “I have known Ned for many years and have always held him in the highest regard. His broad-based experience in banks of varying sizes, his role as advisor and legal background, along with his significant board experience make him an ideal candidate for our Board as we continue our journey to drive shareholder value and become a top-performing bank.”

Citizens also announced that Arthur Ryan, who has served on the Citizens Board since 2009, will retire from the board after his current term expires at the end of April 2019, as he has reached mandatory retirement under the bank’s corporate governance guidelines. Ryan is lead independent director, chairs the Compensation and Human Resources Committee, and serves on the Nominating and Corporate Governance Committee.

The Citizens Board will add Kelly and Terry Lillis in February, for a brief overlap period with the departing Ryan and Tony Di lorio, who will also stand down from the board in April at the Annual Shareholders’ meeting, having reached the mandatory retirement age. Lillis’ appointment to the board and Di Iorio’s planned retirement were previously announced in September 2018.

Van Saun continued: “I would like to thank Art and Tony for the fine contribution they have made to Citizens, and, before that, the work they did with me on the RBS Board. It’s been a long, fun journey, and we wish them well in their life’s next chapter.”

Kelly most recently served as chairman of Citigroup Inc.’s Institutional Clients Group from January 2011 until his retirement in July 2014. He served as chairman of Global Banking from April 2010 to January 2011, and as vice chairman of Citigroup from July 2009 to April 2010. Kelly briefly served as Citi’s chief financial officer in 2009, and before that was head of Global Banking and president and chief executive officer of Citi Alternative Investments. He is currently a director of MetLife and chairman of the board of CSX Corp. CSX previously announced that Kelly will be retiring from the CSX board in January 2019.

Kelly joined Citi in February 2008 from The Carlyle Group, a private investment firm, where he was a managing director. Prior to joining Carlyle in July 2007, he was a vice chairman at PNC Financial Services Group following PNC’s acquisition of Mercantile Bankshares Corporation in March 2007. He was chairman, chief executive and president of Mercantile from March 2003 through March 2007 and chief executive and president from March 2001 to March 2003. Before Mercantile, Kelly held a series of senior roles at J.P. Morgan, and was a partner at the law firm of Davis Polk & Wardwell. Early in his career, he served as a law clerk to Supreme Court Justice William J. Brennan, Jr. and U.S. Court of Appeals Judge Clement F. Haynsworth, Jr.

Kelly holds a Juris Doctor degree from the University of Virginia and a Bachelor of Arts degree from Princeton University.

About Citizens Financial Group, Inc.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $158.6 billion in assets as of September 30, 2018. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. Citizens helps its customers reach their potential by listening to them and by understanding their needs in order to offer tailored advice, ideas and solutions. In Consumer Banking, Citizens provides an integrated experience that includes mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,200 ATMs and approximately 1,150 branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Consumer Banking products and services include a full range of banking, lending, savings, wealth management and small business offerings. In Commercial Banking, Citizens offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services, including lending and deposits, capital markets, treasury services, foreign exchange and interest rate products and asset finance. More information is available at www.citizensbank.com or visit us on Twitter, LinkedIn or Facebook.